Alliance One International, Inc.
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EXHIBIT 99.2

Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
	Contact:	Joel L. Thomas
NEWS RELEASE		(919) 379-4300

February 1, 2006

Alliance One Announces Sale of Spanish Production Facilities Which Were Slated for Closure

Alliance One International, Inc. (NYSE: AOI) announced today it has reached a contractual agreement to sell the two companies which own its production facilities in Spain after the completion of the 2005 crop processing season, with the sale expected to close on or near August 1. The Company had previously announced the intention to close those factories after the season. The acquirer is Agrosalga, S.L., a Spanish company led by Manuel Bermejo Hernández, a former President of Agroexpansion, one of the two companies being sold.

The Company now estimates that it will incur one time costs between $13 to $15 million, including immediate asset impairment charges of $4.8 million. The remaining amounts are cash charges which will be recognized to complete this transaction; including severance and other cash costs and potential future charges. The Company has recognized restructuring, asset impairment and other costs of $3.2 million and an adjustment of $7.3 million related to the former Standard operations, as an adjustment to the purchase price of the merger at December 31 in connection with the pending transactions. As previously disclosed, these actions are expected to generate additional annual savings of between $5 and $6 million per year after the sales have been completed.

Robert E. Harrison, President and Chief Operating Officer, stated, “Alliance One has made the appropriate decision to exit the Spanish market based on the continued decline in the Spanish leaf tobacco market, combined with the decoupling of farm support under the European Union Common Agricultural Policy. As we stated previously, these actions are necessary as we focus on those markets which will produce appropriate returns in the future and are in line with the strategic rationale for our merger.

“However, we are delighted to be able to transfer our Spanish companies to the Agrosalga group which is comprised of individuals who have significant experience in the Spanish market. We are pleased that this transaction will preserve an opportunity for many of our employees to continue working in the Spanish tobacco market and wish them every success in the future.”

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Alliance One International, Inc.
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This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Alliance One’s expectations and projections.  Risks and uncertainties with respect to Alliance One’s results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for leaf tobacco products, and the impact of regulation and litigation on Alliance One’s customers.  A further list and description of these risks, uncertainties and other factors can be found in Alliance One's (previously DIMON Incorporated) Annual Report for the fiscal year period ended March 31, 2005, and other filings with the Securities and Exchange Commission.

Alliance One International, Inc. is a leading independent leaf tobacco merchant. For more information on Alliance One, visit the Company's website at http://www.aointl.com.

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